Exhibit 10.52

SETTLEMENT & MUTUAL RELEASE AGREEMENT
by and between
Agricon Global Corporation
and
Robert K. Bench
June12, 2014 (the “Effective Date”)

This Settlement & Mutual Release Agreement (the “Agreement”) is executed on the Effective Date shown above by and between Robert K. Bench (“BB”) and Agricon Global Corporation, a Delaware Corporation with a place of business at 25 E. 200 South, UT 84043, City of Lehi, State of Utah (“Agricon”) (BB, and Agricon individually “Party” and together the “Parties”), and is intended to effect a settlement and mutual release between the Parties.

WITNESSETH:

Whereas BB has provided services to Agricon in the approximate amount of $386,451; and

Whereas Agricon granted BB options to purchase 2,600,000 shares of common stock; and

Whereas BB has a three year employment contract with two additional years remaining; and

Whereas Agricon has no funds to pay amounts owed to BB; and

Whereas the board of directors of Agricon have approved Agricon to sell up to 14,000,000 shares of its common stock for up to $350,000; and

Whereas the Parties wish to keep an amicable and respectful relationship with one another;

NOW THEREFORE, in recognition of good and valid consideration the receipt and adequacy of which is hereby agreed, the Parties agree as follows:

1.   Partial Payment in Agricon Common Shares.  Agricon has agreed to issue and BB has agreed to accept as partial payment of amounts owed by Agricon, 1,397,232 shares of Agricon common stock.

2.           Partial Payment in a Secured Note Payable.  Agricon has agreed to issue to BB or assigns a negotiable promissory note, in the amount of $29,546, bearing 15% interest per annum and secured by pledge of all assets of Agricon with perfection of the security interest in Agricon’s Negotiable Installment Promissory Note dated August 31, 2010 from Commission River Corporation in favor of Agricon (the “CR Note”) by deposit of the said CR Note in an escrow account  with Clearwater Law & Governance Group, LLC, and BB has agreed to accept the note payable and collateral escrow arrangements as partial payment of the amounts owed by Agricon.

3.           Partial Payment in Cash.  Agricon has agreed to pay BB $138,455 in cash, and BB has agreed to accept the cash as partial payment of the amounts owed by Agricon.

4.           Partial Payment in Severance.  Agricon has agreed to pay BB $10,000 per month for each of the four months ended April, 2014 through July 2014 and $5,000 per month for the two months ended September 2014 (during which time BB will continue to serve as an officer of Agricon if the board of directors desire), along with paying or reimbursing BB for his health insurance in an amount up to $1,500 per month through September 2014 and BB has agreed to accept these payments along with the cash payments set forth in 3. above for cancelation of his employment contract.

5.           Common Shares, Note Payable, , Cash, and Severance,  as Full Payment of Obligation.  BB agrees that the simultaneous issuance of shares of Agricon common stock as set forth in 1. above, together with the note payable as set for in 2. above, the cash as set forth in 3. above, and the Severance as set forth in 4. Above constitute settlement in full of any and all obligations of Agricon to BB through March 31, 2014, and further BB agrees to cancel stock options that have been granted, to him, by Agricon.

6.           Mutual Release and Indemnification. BB expressly releases and holds harmless Agricon and its officers, directors and affiliates, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement.  Reciprocally, Agricon for its officers, directors and affiliates, expressly releases and hold harmless BB, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement.

7.           Corporate Authority, Good Standing.  Each of the Parties warrants and represents that it has legal authorization to enter into and to perform this Agreement.

8.           Governing Law and Arbitration and Miscellaneous. This Agreement shall be governed by  Utah law without reference to any “conflicts-of-laws” provisions and any dispute concerning the subject matter hereof, if not resolved by Arbitration shall be subject to the exclusive jurisdiction, and BB and Agricon respectively submit to the jurisdiction, of courts sitting in Utah.  Each of the foregoing agrees to submit any dispute hereunder to non-binding arbitration using commercial rules of the American Arbitration Association and using only one arbitrator sitting in Utah and only after an unreasonable and unjustified delay by any one of the foregoing  after a hearing on the dispute and rendering of a decision by the Arbitrator may the non-delaying party in the first instance or any other  party in the second instance seek judicial relief for any claim under this Agreement or dealing with the subject matter hereof.  This Agreement contains the entire agreement of the Parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written.  The Parties have attempted to limit the non-competition provision so that it applies only to the extent necessary to protect legitimate business and property interests.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

9.           Confidentiality.  The Parties agree to keep the terms and substance of this Agreement (including but not limited to any amounts of money paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as Agricon may be required to report to the SEC and publicly disclose concerning this transaction and/or file with the SEC a copy of this Agreement.

IN WITHESS WHEREOF, BB and Agricon have executed the Agreement as of the Effective Date above.

Robert K. Bench

_______________________________

Agricon Global Corporation

By: _____________________________

Its: _____________________________

And

By: _____________________________

Its: _____________________________